Offer to Exchange Amendment

- All employees are eligible to participate except:
  - CEO
  - Officers (Vice Presidents and above) in transition stage of severance agreement
  - Any employees that received an option award on or after September 13, 2002, to purchase a total of 30,000 or more shares of common stock of the Company.
- You must be an employee on the cancellation date to be eligible which include employees on approved leaves of absences
- Must be an employee on the date replacement stock options are granted to be eligible to receive the replacement grant
- Only vested or unvested, outstanding (unexercised) stock options can be exchanged except:
  - **Stock Options with an exercise price below NASDAQ closing price of OPWV common stock on the last day of the exchange period.**

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Offer to Exchange Amendment

If an eligible employee cancels an underwater stock option, any stock options granted to the employee within six months and one day of the offer date, will be cancelled and regranted automatically.

This rule does not impact eligibility, but may make your exchange decision more difficult.


If an eligible participant exchanges this grant
$12.32
Sept. 13, 2002
March 2003
Oct. 24, 2003
$12.32
$0.91
$2
$X.X
Six-month look back rule
Six-month look forward rule
Option Offer Date
$2
$X.X
Must cancel both grants
$0.91
Can exchange or keep this grant

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